Sub-Item 77K

Changes in Registrant’s Certifying Accountant

1.

On March 9, 2009 the Audit Committee of Dow 30SM Premium & Dividend Income Fund Inc. (the “Registrant”) recommended and the Board of Directors approved the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm to serve as auditor for the Fund effective June 12, 2009.  As of June 12, 2009 Deloitte & Touche LLP (“Deloitte”) no longer serves as the Fund’s independent accountant.  Deloitte completed the audit of the Fund’s financial statements for the fiscal year ended December 31, 2008 and issued its report on February 27, 2009.

2.

The reports of Deloitte on the Registrant’s financial statements as of and for the years ended December 31, 2008, December 31, 2007 and December 31, 2006, and the period April 29, 2005 (commencement of operations) to December 31,  2005 contained no adverse opinions or disclaimer of opinions and were not qualified or modified as to uncertainty, audit scope or accounting principles.  During such periods and the subsequent interim period preceding PricewaterhouseCoopers LLP’s appointment, there were no (i) disagreements between the Registrant and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedures, which such disagreements, if not resolved to the satisfaction of Deloitte would have caused them to make reference thereto in their reports on the Registrant’s financial statements; or (ii) reportable events pursuant to paragraph (v) of Item 304(a)(1) of Regulation S-K.

3.

The Registrant has requested that Deloitte furnish a letter addressed to the SEC stating whether or not it agrees with the above statements.  A copy of that letter dated August 28, 2009 from Deloitte is filed as Exhibit 77Q(1) to this Form N-SAR.

4.

During the Registrant’s initial period ended December 31, 2005 and subsequent full years ended December 31, 2006, December 31, 2007 and December 31, 2008 and the subsequent interim period preceding PricewaterhouseCoopers LLP appointment as the Registrant’s independent accountant, neither the Registrant nor anyone on behalf of the Registrant consulted with PricewaterhouseCoopers LLP on any matter regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrant’s financial statements, and neither a written report was provided to the Registrant nor oral advice was provided that PricewaterhouseCoopers LLP concluded was an important factor considered by the Registrant in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) either a disagreement or a reportable event, as defined in Item 304(a)(1)(iv) and (v) of Regulation S-K, respectively.